EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-3, of our report dated March 15, 2004, relating to the financial statements of IA Global Inc. and subsidiaries, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Radin, Glass & Co., LLP

___________________________________

Radin, Glass & Co., LLP

New York, New York

August 11, 2005